Exhibit 10.5
FINDER’S  AGREEMENT

This agreement (the “Agreement”) is entered into as of October 26, 2010 between InVivo Therapeutics Holdings Corp., a Nevada corporation, including each of its affiliates (the “Company”) and Spencer Trask Ventures, Inc., a Delaware corporation (“Finder”).

RECITALS

WHEREAS, Finder may have occasion to introduce the Company to one or more Targets (as defined in Section 2 below) who may be interested in engaging in a business combination or financing arrangement with the Company which may include a merger or purchase of some or all of the stock or assets of the Company by a Target, or an investment in the securities of or loan to the Company by a Target (singularly and in combination, a “Transaction”); and

WHEREAS, the Company desires to engage the services of Finder to provide an introduction to such Targets in accordance with the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           The Company engages Finder as one of the Company's non-exclusive finders, to locate proposed Targets interested in effecting a Transaction.

2.           For the purposes of this Agreement, “Targets” shall mean individuals, entities or other persons (and any of their related parties or affiliates) that are set forth on the Post-Closing Investor List (as defined in the Placement Agency Agreement dated October 4, 2010 by and between the Company and Finder, as the same may be amended from time to time (the “PAA”) and which is incorporated herein by this reference), together with any new introductions made by the Finder to the Company following the date hereof (to be mutually agreed to by the Company and Finder).  The Finder agrees not to contact any Targets for purposes of effecting a Transaction with the Company without the prior written approval (e-mail will suffice for such purposes) of the Company.

3.           In the event of a consummated Transaction, the Company shall pay to Finder a cash fee as follows:

(i)	7% of the first $1,000,000 or portion thereof of the Cconsideration paid in such transaction (as defined below); plus
(ii)	6% of the next $1,000,000 or portion thereof of the Consideration paid in such transaction; plus
(iii)	5% of the next $5,000,000 or portion thereof of the Consideration paid in such transaction; plus

(iv)	4% of the next $1,000,000 or portion thereof of the Consideration paid in such transaction; plus
(v)	3% of the next $1,000,000 or portion thereof of the Consideration paid in such transaction; plus
(vi)	2.5% of any Consideration paid in such transaction in excess of $9,000,000.

“Consideration paid in such transaction” for purposes of this Agreement shall mean the value of all consideration, including proceeds of investments and loans, paid to the Company  and/or the stockholders of the Company in connection with a Transaction, including cash, notes, securities or other items of value exchanged or paid at closing; assumption of debt; installment payments, deferred payments and contingent payments (whether or not related to future earnings or operations). Payment of the applicable fee set forth above will be made at the closing of the related Transaction in immediately available funds.

Securities and any non-cash Consideration paid in connection with any Transaction shall be included as part of the Consideration at their fair market value which shall be determined by the Company’s Board of Directors and Finder, acting in good faith, as of the day before the closing of the Transaction; provided, however, any publicly traded securities will be valued based on the average of the closing prices of such securities on the primary exchange or trading system on which they are traded for the ten trading days ending one trading day prior to the Transaction closing.  Amounts paid into escrow and contingent payments, including interest, will be included as part of the Consideration and paid to Finder, if, as and when actually paid or otherwise made available to the Company or affiliated or related entities or individuals) or its stockholders.  If the aggregate Consideration in connection with any Transaction may be increased as a result of future events or contingencies, the portion of the Finder’s fee related to such contingent payments will be proportionally increased and paid to Finder, if, as and when such contingent payments are made.

For the avoidance of doubt, Finder will not be entitled to a fee with respect to a transaction entered into with any party with whom the Company had a pre-existing relationship prior to the date of the specific introduction and who was not introduced to the Company by Finder.

4.           This Agreement shall remain in full force and effect commencing the date hereof and continuing until eighteen (18) months after the later of the (i) Termination Date (as defined in the PAA) or (ii) the date hereof; provided, however, that Finder shall be entitled to receive the full fee set forth in paragraph 3 hereof in the event a binding letter of intent or other definitive agreement with a Target has been executed during the Term with respect to a specific Transaction and a Transaction is consummated with such Target within six months from the expiration of this Agreement.

5.           The Company shall not be liable for any retainers, costs, expenses or other charges incurred by Finder or third parties at the request of Finder unless the Company has authorized such costs or expenses in writing.

6.           (a) Finder is an independent contractor and financial advisor and is not an employee or agent of the Company and it shall have no authority to bind the Company in any manner whatsoever.

(b) The Company acknowledges that Finder will not be required to conduct any due diligence with respect to any Target and that Finder makes no representations whatsoever with respect to any Target (including without limitation its financial condition or its ability to perform any obligations to which it is or may become bound), and the Company expressly agrees that Finder shall have no liability whatsoever in connection with any Transaction it may enter into with a Target.

7.           This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its conflict of law principles.

8.           This Agreement, together with the PAA, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes any prior agreements, whether written or oral, between the parties.  No modification, extension or change in this Agreement shall be effective unless it is in writing and signed by both Finder and the Company.

9.           The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their heirs, legal representatives, successors and assigns.  This Agreement may not be assigned except upon the prior written consent of the other party to this Agreement.

10.        Any notice hereunder shall be in writing and delivery thereof shall be complete if delivered in person, by facsimile or mailed by overnight mail, or registered or certified mail, postage prepaid to the following addresses (unless changed by written notice):

Finder:	Spencer Trask Ventures, Inc.
535 Madison Avenue, 12th Floor
New York, NY 10022
Attention: John Heidenreich, President

Company:	InVivo Therapeutics Holdings Corp.
One Broadway, 14th Floor
Cambridge, MA. 02142
Attention: Frank M. Reynolds, CEO

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first above written.

INVIVO THERAPEUTICS HOLDINGS CORP.		SPENCER TRASK VENTURES, INC

By:	/s/ Frank M. Reynolds	By:	/s/ John Heidenreich
Name:	Frank M. Reynolds	Name:	John Heidenreich
Title:	Chief Executive Officer	Title:	President